Exhibit 99.1

Resource Exchange of America Corporation Signs Joint Venture Agreement With T&M Salvage

SARASOTA, FL--(Marketwire - 05/11/10) - Resource Exchange of America Corporation (OTC.BB:RXAC - News) (REAC), a Florida-based metal recycling company, is pleased to announce that on April 27th, 2010 it entered into a Joint Venture agreement with T&M Salvage, Inc. (d.b.a. T&M Iron and Metals) for acquiring, processing, managing quality control, and delivering ferrous metals for commercial related accounts.

T&M Iron and Metals is a fully functional ferrous and nonferrous metals recycling company operating since 1972, located in Mulberry, Florida, a center for the phosphate industry and one of the largest areas of heavy industrial business in the state of Florida. T&M's asset recovery, processing and sorting capabilities will provide REAC with an ample supply of recycled ferrous metals to sell to clients domestically and internationally.

Dana Pekas, CEO of Resource Exchange of America Corporation, explained: "We are very pleased to announce that we have signed a joint venture with T&M Iron and Metals. This agreement gives us the ability to acquire, process, and deliver larger quantities of ferrous scrap metal to our domestic and international customers. T&M is an excellent match for Resource Exchange of America's strategy to aggregate all aspects of the fragmented metal recycling business into a vertically integrated business addressing a huge international and national market."

Adelina G. McCulley, CEO of T&M Iron and Metals, added: "We have been looking for a long time for ways to enhance T&M's business outreach and enable us to take full advantage of our excellent geographic location. I believe that this agreement with Resource Exchange of America Corporation is precisely the first step."

About Resource Exchange of America Corporation

Resource Exchange of America Corporation is working to become a recycling powerhouse by rolling up companies within asset recovery, processing and brokering of ferrous and nonferrous scrap metal. With its access to deep-water ports, the company will be able to sell the scrap metal to clients domestically as well as abroad. Resource Exchange of America Corporation will bring together the best companies within the recycling industry. It will elevate them to excellence, drawing on the strengths of the individual companies while combining forces to achieve synergies and to be able to tackle the biggest jobs.

Forward Looking Statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of our operations; competition from other companies; and the company's ability to obtain additional funding required to conduct its activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

For more information please visit www.resource-exchange.com or contact Stanley Wunderlich at (800) 625-2236 ext. 7770 or info@cfsg1.com.